EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of November 3, 2010 (the “Effective Date”), by and between Group DCA, LLC (the “Company”), and Rob Likoff (“Executive”), pursuant to which the aforementioned parties agree:

1. Employment; Position; Compensation.

a. Term of Employment.  In connection with the transactions contemplated by that certain Membership Interest Purchase Agreement by and among the Company, PDI, Inc., a Delaware corporation (“PDI”), and certain other parties thereto, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, PDI is acquiring all of the membership interests of the Company, and contingent upon Executive’s execution of the Company’s Proprietary Information Agreement, the Company shall employ Executive pursuant to the terms and conditions set out in this Agreement.  Subject to the provisions of Sections 2 and 3 of this Agreement, Executive shall be employed by the Company for the period commencing on the Effective Date and ending on March 31, 2013 (the “Term”).

b. Position.  During the Term, Executive shall serve as the co-chief executive officer of the Company.  Executive shall have the authority and duties commensurate with such position, as shall be determined from time to time by the Chief Executive Officer of PDI.  Executive shall report to the Chief Executive Officer of PDI.  Executive shall serve on the Executive Committee of PDI.  During the Term, and excluding any periods of vacation and sick leave to which the Executive may be entitled, Executive will devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or materially interfere with the performance of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer of PDI; provided, however, that notwithstanding the foregoing, during the Term, it shall not be a violation of this Agreement for Executive to engage in any of the following activities:  (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations; (B) fulfill limited teaching, speaking and writing engagements; (C) continue to serve as an officer, director and member of iLights, LLC; and/or (D) Executive’s management of personal investments that do not require the Executive’s active participation in the management or the operation of such investments; in each case, so long as such activities do not, individually or in the aggregate, conflict or materially interfere with the performance of the Executive’s duties and responsibilities under this Agreement, and subject to the prior consent and approval of the Chief Executive Officer of PDI in the case of the activities described in (A) and (B), which consent and approval shall not be unreasonably withheld or conditioned.

c. Compensation and Benefits.

i. Base Salary.  During the Term, the Company shall pay Executive a base salary at the annual rate of $350,000, payable in regular installments in accordance with the Company’s usual payment practices, but no less often than monthly.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined annually in the sole discretion of the Chief Executive Officer of PDI.  Executive’s annual

ii. base salary shall not be reduced (including after any increase in accordance herewith) and such annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

iii. Annual Bonus.  For each full fiscal year beginning and ending during the Term, Executive will be eligible for an annual incentive bonus of up to 50% of his annual Base Salary (“Annual Bonus”) for the applicable fiscal year, if specified corporate and personal performance goals are met for that year.  The Annual Bonus for each such fiscal year shall be earned and paid pursuant to the terms and conditions of PDI’s Short-Term Incentive Plan, as approved by the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of PDI (the “Board”) and in effect from time to time.  For each fiscal year during the Term, other than the 2010 fiscal year, the Annual Bonus shall be prorated for any partial fiscal year.  The corporate and performance goals relevant under this Section 1(c)(ii) and the amount of Annual Bonus payable for any particular fiscal year will be determined by the Compensation Committee and/or the Board, in its sole discretion, and will be communicated to Executive.  The Annual Bonus earned by Executive for any fiscal year shall be paid at the time annual bonuses are paid to other senior executives of the Company, but in no event later than the March 15th following the completion of the applicable fiscal year, but will only be paid if Executive remains continuously employed with the Company through such payment date.  Notwithstanding the foregoing sentence, it shall not be a breach of this Section 1(c)(ii) if payment of the Annual Bonus is made later in such year to the extent financial results are not available by March 15th, so long as payment is made by payroll no later than December 31 of such year.

iv. Equity Awards.  During the Term, Executive shall be eligible to receive annual equity-based awards pursuant to PDI’s 2004 Stock Award and Incentive Plan (“Plan”) and/or pursuant to the terms and conditions of PDI’s Long-Term Incentive Plan, as approved by the Compensation Committee, or pursuant to such other equity incentive plan of PDI, as each may be in effect from time to time.

v. Benefits.  During the Term, Executive shall be entitled to participate in all employee benefit programs of the Company maintained for the benefit of employees of the Company on a basis which is no less favorable than is provided generally to other U.S. executive officers of the Company, which benefits shall include without limitation medical/prescription, dental and vision coverage, 401(k) and matching benefits, and life/AD&D coverage.  The Company shall provide life insurance to Executive with a face amount of no less than twelve months of Base Salary, and Executive shall be entitled to designate the beneficiary or beneficiaries thereof.

vi. Car Allowance.  During the Term, the Company shall provide Executive with a car allowance in the amount of $15,000 per year, as may be adjusted (upward and not downward) from time to time consistent with adjustments applicable to other senior executives of the Company.  Such car allowance shall be paid in advance to Executive in equal monthly installments.

vii. Vacation.  During the Term, Executive shall be entitled to paid time off in accordance with the Company’s policies for its U.S. executive officers, but in no event less than 20 days per year (as prorated for partial years).  Executive shall, in addition, be entitled to paid holidays on such days recognized in accordance with the Company’s policies.

viii. Financial Planning Allowance.  During the Term, the Company shall provide Executive with a financial planning allowance in the amount of $10,000 per year, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company.

ix. Long-Term Disability Insurance Allowance.  During the Term, the Company shall reimburse Executive in the amount of up to $5,000 per year for premiums in connection with Executive’s long-term disability insurance policy.

x. Business Expenses.  During the Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company.

2. Compensation and Benefits Payable Upon Involuntary Termination without Cause or Resignation for Good Reason.

a. Triggering Event.  In further consideration for Executive’s employment, Executive will receive the compensation and benefits set forth in Section 2(b) if, during the Term, (x) Executive’s employment is terminated involuntarily by the Company at any time for reasons other than death, Total Disability or Cause or (y) Executive resigns from employment for Good Reason (each, a “Triggering Event”); provided, that as of the 30th day following his termination date, Executive has executed the Agreement and General Release in substantially the form attached to this Agreement (the “Release”); provided, further, that the Release does not release Executive’s rights and benefits as vested under ERISA or wage and hour laws of New Jersey, any applicable revocation period has expired and Executive has not revoked the Release during such revocation period.  For the avoidance of doubt, a Triggering Event shall include the termination of Executive’s employment by the Company without Cause at any time before March 31, 2013.

b. Compensation and Benefits.  Following the occurrence of a Triggering Event, and provided that the requirements of Section 2(a) are fulfilled, the Company will provide the following compensation and benefits to Executive:

i. Subject to Section 8(b), no later than 30 days following the occurrence of a Triggering Event, the Company will pay Executive a lump sum payment equal to (A) the aggregate amount of Base Salary that would have been payable to Executive during the period beginning on the termination date and ending on March 31, 2013, had Executive remained in the employ of the Company during such period, and (B) an amount equal to the average of the actual amounts paid to Executive as an Annual Bonus

ii. and under any other Company-sponsored cash-based incentive or other bonus plan in which Executive participates with respect to the last three (3) fiscal years of Executive’s participation in such plan prior to the date of termination of Executive’s employment with the Company (but in the event Executive’s employment terminates prior to the completion of the first fiscal year in which Executive is eligible to participate in PDI’s annual bonus plan, then this Section 2(b)(i) will be calculated by reference to Executive’s Annual Bonus target amount instead of the actual amount paid to Executive as an Annual Bonus), multiplied by the number of full and partial years remaining in the Term, had Executive remained in the employ of the Company at any specified time after December 31 of the year for which such bonus relates.  For the avoidance of doubt, Base Salary shall exclude incentives, bonuses and other compensation.

iii. The Company will reimburse Executive for the cost of the premiums for COBRA group health continuation coverage under the Company’s group health plan paid by Executive for coverage during the period beginning following Executive’s termination date and ending on the earlier of either:  (A) March 31, 2013; or (B) the date on which Executive becomes eligible for other group health coverage, provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 30 days after Executive incurs such expense.  Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred.

3. Compensation and Benefits Payable Upon Change of Control.

a. Change of Control.  In further consideration for Executive’s employment, Executive will receive the compensation and benefits set forth in Section 3(b) if, during the Term, Executive’s employment is terminated in connection with a Change of Control (as defined below) as set forth in Section 3(b) below; provided, that as of the 30th day following his termination date, Executive has executed the Release; provided, further, that the Release does not release Executive’s rights and benefits as vested under ERISA or wage and hour laws of New Jersey, any applicable revocation period has expired and Executive has not revoked the Release during such revocation period.

b. Compensation and Benefits.  If Executive’s employment with the Company is terminated at any time (A) during the six month period immediately preceding or (B) within the one (1) year after the consummation of a Change of Control, in either case by the Company without Cause or by the Executive for Good Reason, and provided that the requirements of Section 3(a) are fulfilled, the Company will provide the following compensation and benefits to Executive:

i. Subject to Section 8(b), no later than 30 days following the occurrence of a Change of Control, the Company will pay Executive a lump sum payment equal to the greater of (x) the aggregate amount payable calculated under Section 2(b)(i) and (y) 12 months of Base Salary; and

ii. The Company will reimburse Executive for the cost of the premiums for COBRA group health continuation coverage under the Company’s group health plan

iii. paid by Executive for coverage during the period beginning following Executive’s termination date and ending on the earlier of either:  (A) March 31, 2013 or the twelve month anniversary of the date of termination of Executive’s employment, whichever is later; or (B) the date on which Executive becomes eligible for other group health coverage, provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 30 days after Executive incurs such expense.  Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred.

4. Other Compensation and Benefits.

a. Except as may be provided under this Agreement, any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements of the Company shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and Executive shall have no right to receive any other compensation or benefits, or to participate in any other plan or arrangement, following the termination of Executive’s employment by either party for any reason.

b. Notwithstanding any provision contained herein to the contrary, in the event of any termination of employment (including the termination of the Term), the Company shall pay Executive (x) his earned, but unpaid, Base Salary within ten (10) days of Executive’s termination date, (y) his earned but unpaid Annual Bonus for the fiscal year immediately preceding the fiscal in which the termination date occurs and (z) any other benefits (including unused vacation time) earned or accrued hereunder through the termination date, and the Company shall reimburse Executive for any accrued, but unpaid, reasonable business expenses earned or accrued as of the date of termination.  Executive shall submit documentation of any business expenses within ninety (90) days of his termination date and any reimbursements of such expenses that are taxable to the Executive shall be made on or before the last day of the year following the year in which the expense was incurred.

5. Withholding.  All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement or applicable law.

6. Proprietary Information Agreement.  During the Term, Executive shall be bound by the terms, conditions and obligations of the Company’s Proprietary Information Agreement.  In the event Executive’s employment with the Company is terminated by either party for any reason, Executive shall continue to be bound by such Proprietary Information Agreement for the periods set forth therein (a copy of which is attached to this Agreement).

7. Definitions.

a. Cause shall mean:  (i) the intentional or willful failure of Executive to substantially perform the duties of Executive’s employment as required under this Agreement; (ii) the failure by Executive to comply with the reasonable instructions of the Chief Executive

b. Officer of PDI; provided such instructions are consistent with Executive’s title, duties and responsibilities; (iii) a material breach by Executive of any of the terms or conditions of this Agreement or the Proprietary Information Agreement; (iv) the failure by Executive to adhere in any material respect to any of the Company’s documented policies and procedures, including but not limited to, policies concerning insider trading or sexual harassment, provided copies of such policies and/or procedures, as applicable, have been previously furnished to Executive; (v) Executive's conviction of a felony (including the entry of a nolo contendere plea in connection with a felony); (vi) any documented act of material dishonesty or fraud by Executive in connection with his employment hereunder; or (vii) Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; provided, however, that in the event the Company desires to terminate Executive’s employment pursuant to clauses (i), (ii), (iii), (iv) or (vi) hereof, the Company shall first give Executive written notice of such intent, a detailed and specific description of the reasons and basis therefor, and, if such behavior is susceptible to cure, thirty (30) days to remedy or cure such perceived breaches or deficiencies; provided, however, that with respect only to such breaches with respect to which it is not possible to cure within such thirty (30) day period, so long as Executive is diligently using his best efforts to cure such breaches or deficiencies within such period and thereafter, such cure period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable Executive to cure such breaches or deficiencies; provided, further, that Executive continues to diligently use his best efforts to cure such breaches or deficiencies.

c. Good Reason.  Executive’s termination of employment with the Company shall be for Good Reason if (i) Executive notifies the Company in writing that one of the Good Reason Events (as defined below) has occurred, which notice shall be provided within ninety (90) days after he first becomes aware of the occurrence of such Good Reason Event, (ii) the Company fails to cure such Good Reason Event within thirty (30) days after receipt of the written notice from Executive, and (iii) Executive resigns employment within thirty (30) days following expiration of such cure period; provided, however, that with respect only to such breaches with respect to which it is not possible to cure within such thirty (30) day period, so long as the Company is diligently using its best efforts to cure such breaches or deficiencies within such period and thereafter, such cure period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable the Company to cure such breaches or deficiencies.  For purposes of this Agreement, a “Good Reason Event” shall mean any of the following which occur without Executive’s consent:

i. The failure by the Company to pay Executive any material amount of Executive’s Base Salary when due, or any Annual Bonus which Executive has earned and to which Executive has become entitled, or any material amount of Executive’s compensation deferred under any plan, agreement or arrangement of or with the Company that is currently due and payable;

ii. Any material reduction in Executive’s Base Salary; provided that a reduction consistent with reductions made to the annual base salaries for all senior executives, including the Chief Executive Officer of PDI, of no more than 15% shall not constitute a Good Reason Event;

iii. The relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current principal place of employment, except for travel required in connection with the Executive’s performance of his assigned duties pursuant to this Agreement;

iv. A material diminution of Executive’s duties and responsibilities, other than any diminution relating to a reorganization of the Company’s finance, information technology (which does not include the creative function operations), or human resources functions;

v. An intentional, material reduction by the Company of Executive’s aggregate target percentage under any short-term and/or long-term incentive plans; provided that a reduction proportionate with reductions made to the aggregate target percentage under any short-term and/or long-term incentive plans for all senior executives, including the Chief Executive Officer of PDI, shall not constitute a Good Reason Event; or

vi. A material breach of this Agreement by the Company.

d. Code shall mean the Internal Revenue Code of 1986, as amended.

e. Change of Control shall mean the first to occur of the following:

i. any merger by the Company or PDI into another corporation or corporations which results in the stockholders of the Company or PDI immediately prior to such transaction owning less than 51% of the surviving corporation;

ii. any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company or PDI by any person, corporation or other entity or group thereof acting jointly;

iii. the acquisition of beneficial ownership of voting securities of the Company or PDI (defined as common stock of the Company or PDI, as the case may be, or any securities having voting rights that the Company or PDI, as the case may be, may issue in the future) or rights to acquire voting securities of the Company or PDI (defined as including, without limitation, securities that are convertible into voting securities of the Company or PDI, respectively, and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board of Directors of the Company or PDI, as then constituted; or

iv. the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s or PDI’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly.

Notwithstanding the preceding sentence, any transaction that involves a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect, shall not constitute a Change of Control, and a “Change of Control” shall not include any sale of less than a majority of PDI’s or the Company’s outstanding equity and/or issuance of debt by PDI or the Company primarily for the purposes of raising capital and/or working capital funds.  For the avoidance of doubt, the transactions contemplated by the Purchase Agreement shall not constitute a Change of Control.

f. Total Disability shall mean physical or mental impairments that preclude Executive from performing the duties of the job as determined jointly by medical experts and the Chief Executive Officer of PDI in good faith based upon credible medical evidence subject to review and dispute by Executive in good faith based upon Executive’s medical experts.

8. Section 409A of the Code.

a. All payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” under Section 409A of the Code.  To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii).  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment.  Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, and (ii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

b. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then the Company shall delay the commencement of payments to be made on termination of employment (without any reduction) by a period of six (6) months after Executive’s termination of employment.  Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment.  The 6-month payment delay requirement of this Section 8(b) shall apply only to the extent that the payments under Sections 2(b) or 3(b) are otherwise subject to Code Section 409A.  With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

9. Integration; Amendment.  This Agreement and the Proprietary Information Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein.  No amendments or additions to

10. such agreements shall be binding unless in writing and signed by both parties; provided, however, that this Agreement may be unilaterally amended by the Company where necessary to ensure any benefits payable hereunder are either excepted from Code Section 409A or otherwise comply with Code Section 409A.

11. Governing Law; Headings.  This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.  Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

12. Jurisdiction.  Except as otherwise provided for herein, each of the parties: (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party.  Nothing in this Section 11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

[Signature page follows]

IN WITNESS WHEREOF the parties have duly executed this Employment Agreement as of the date first above written.

EXECUTIVE:

/s/ Rob Likoff
ROB LIKOFF

GROUP DCA, LLC

By: /s/ Jack Davis
Title:  Co-Chief Executive Officer